Exhibit (a)(1)(J)

For Immediate Distribution

CABLE & WIRELESS LAUNCHES TENDER OFFER FOR DIGITAL ISLAND

    London, England and New York, NY.—22 May 2001—Cable and Wireless plc ("Cable & Wireless") (LSE:CW.) (NYSE:CWP) announced today that its wholly-owned subsidiary Dali Acquisition Corp. commenced on Monday, 21 May 2001, a recommended cash tender offer for all of the outstanding shares of common stock of Digital Island, Inc. ("Digital Island") (NASDAQ:ISLD) at a purchase price of US$3.40 per share payable in cash.

    On 14 May 2001, Cable & Wireless announced that it and Dali Acquisition Corp. had executed a definitive merger agreement to acquire Digital Island by means of a cash tender offer for all outstanding shares of common stock of Digital Island to be followed by a second-step merger, upon the terms and subject to the conditions of the merger agreement. The acquisition is subject to the receipt of required regulatory approvals and other customary conditions.

    The tender offer will expire at 12:00 midnight, Eastern Standard Time, on 18 June 2001, unless terminated or extended.

    Digital Island's Board of Directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the tender offer and the merger, are fair to, and in the best interest of, the holders of shares, has approved, adopted and declared advisable the merger agreement and the transactions contemplated thereby, including the tender offer and the merger, and has resolved to recommend that the holders of shares accept the tender offer and tender their shares pursuant to the tender offer.

    Greenhill & Co. and Merrill Lynch & Co. are acting as co-dealer managers for the tender offer. The depositary for the tender offer is Computershare Trust Company of New York. The tender offer is being made pursuant to an Offer to Purchase dated 21 May 2001 and related Letter of Transmittal, which more fully set forth the terms of the tender offer. Additional information concerning the terms of the tender offer may be obtained from Greenhill at 1-866-211-8609 (toll free) or Merrill Lynch at 1-212-236-3790 (call collect). Copies of the Offer to Purchase and related documents may be obtained from MalCon Proxy Advisors, Inc., the information agent, at 1-800-475-9320 (toll free).

    Investors and security holders are strongly advised to read both the tender offer statement and the solicitation/recommendation statement regarding the tender offer, when they become available, because they will contain important information. The tender offer statement will be filed by Cable & Wireless with the U.S. Securities and Exchange Commission (the "SEC"). The solicitation/recommendation statement will be filed with the SEC by Digital Island. Investors and security holders may obtain a free copy of these statements (when available) and other documents filed by Cable & Wireless and Digital Island at the SEC's web site at www.sec.gov.

Forward-looking Language

    This news release contains certain forward-looking statements, including, without limitation, statements concerning Cable & Wireless' and Digital Island's operations, economic performance and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Actual results could differ materially from the results referred to in the forward-looking statements. These forward-looking statements are based largely on Cable & Wireless' and Digital Island's current expectations and are subject to a number of risks and uncertainties, including, without limitation, changes in external market factors, changes in business or growth strategy or an inability to execute strategy due to changes in such company's industry or the economy generally, the emergence of new or growing competitors, various other competitive factors and other risks and uncertainties indicated from time to time in Cable & Wireless' and Digital Island's filings with the U.S. Securities and Exchange Commission. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this news release will in fact occur. Additionally, neither Cable & Wireless nor Digital Island makes any commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

ENDS

Contacts for Cable & Wireless:

Chris Tyler, Investor Relations, +44 (0) 20 7315 4460, chris.tyler@cw.com
Katharine King, Investor Relations, +44 (0) 20 7315 6225, katharine.king@cw.com
Valerie Gerard, Investor Relations, +1 646 735 4211, valerie.gerard@cw.com
Susan Cottam, Media, +44 (0) 20 7315 4410, susan.cottam@cw.com
Peter Eustace, Media, +44 (0) 20 7315 4495, peter.eustace@cw.com
Chad Couser, Media, +1 703 760 3845, chad.couser@cw.com

Contacts for Digital Island:

Traci McCarty, Investor Relations, +1 415 738 4164, tmccarty@digisle.net
David Radoff, Media, +1 415 738 4286, dradoff@digisle.net
Lyndsay Barrett, UK Media, +44 (0) 20 7716 5878, lbarrett@digisle.net